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                                 Exhibit (a)(10)

                        PRESS RELEASE ISSUED JULY 7, 2003

       ANADIGICS Announces Measure to Reduce Issued Stock Options as a Percentage of Total Options and Shares Outstanding

       WARREN, NJ, July 7, 2003-- ANADIGICS, Inc. (Nasdaq: ANAD), a leading supplier of wireless and broadband communications solutions, today announced that its Board of Directors has approved a measure to reduce the Company's issued stock options as a percentage of total options and shares outstanding from a current level of 20 percent to 15 percent, a reduction of 5 percentage points. The measure is a voluntary employee stock option exchange program which allows Company employees and officers who hold options with exercise prices above $10.00 to exchange three (3) options for one new stock option priced at fair market value six months and one day after their existing options are cancelled. The Chairman of the Board and outside Directors are excluded from participating in the program.

       "The opportunity to reduce the issued option overhang by 5% is an important step for the Company and its shareholders," said Dr. Bami Bastani, President and Chief Executive Officer of ANADIGICS, Inc. "This program is also helpful in retaining employees and driving the long term success of ANADIGICS."

       The issued stock options to employees and officers of the Company available for exchange under the program represent 3,050,644 shares or approximately 7.4% of the total common shares outstanding, as adjusted to include shares issuable pursuant to the exercise of outstanding stock options and upon the conversion of debt securities. The measure is expected to return 2,033,763 options back to the Company, which represents approximately 5 percent of the total options and shares currently outstanding.

       The exchange program has been organized to comply with Financial Accounting Standards Board guidelines and accordingly, the Company expects that there will be no material variable compensation charges as a result of this stock option exchange program.

       Complete terms and conditions of the Employee Stock Option Exchange program are contained in a Tender Offer Statement on Schedule TO filed with the SEC.

       ANADIGICS (NASDAQ: ANAD) designs and manufactures radio frequency integrated circuit (RFIC) solutions for growing broadband and wireless communications markets. The Company's innovative high frequency RFICs enable manufacturers of communications equipment to enhance overall system performance while reducing manufacturing cost and time to market. By utilizing state-of-the-art manufacturing processes for its RFICs, ANADIGICS achieves the high-volume and cost-effective products required by leading companies in its targeted high-growth communications markets. ANADIGICS was the first GaAs IC manufacturer to receive ISO 9001 certification.



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       Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, order rescheduling or cancellation, changes in customers' forecasts of product demand, timely product and process development and protection of the associated intellectual property rights, individual product pricing pressure, variation in production yield, changes in estimated product lives, difficulties in obtaining components and assembly and test services needed for production of integrated circuits, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2002. Actual results could differ materially from the Company's forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates, or goals are forward-looking statements. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such statements include those factors discussed herein.







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